UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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(Amendment No. )

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ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

RICHMOND BROTHERS, INC.

RBI PRIVATE INVESTMENT I, LLC

RBI PRIVATE INVESTMENT II, LLC

RBI PI MANAGER, LLC

RICHMOND BROTHERS 401(K) PROFIT SHARING PLAN

DAVID S. RICHMOND

MATTHEW J. CURFMAN

NORMAN J. RAVICH IRREVOCABLE TRUST

NORMAN AND SALLY RAVICH FAMILY TRUST

ALEXANDER COLEMAN RAVICH 1991 IRREVOCABLE TRUST

ALYSSA DANIELLE RAVICH 1991 IRREVOCABLE TRUST

MARK H. RAVICH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Richmond Brothers’ highly-qualified director nominee to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 10, 2017, Richmond Brothers issued the following press release, which was also posted by Richmond Brothers to www.richmondbrothers.com/time-for-action-at-rmti, which can be reached from www.richmondbrothers.com:

Richmond Brothers and Mark H. Ravich Comment on Rockwell Medical, Inc. First Quarter 2017 Earnings

Highlight Lack of Substantive Updates on Key Initiatives and Continued Lack of Results at Rockwell

Believe This is More of the Same from Rockwell – Continuing Pattern of Providing Hollow Promises in Lieu of Transparent Updates

Mark H. Ravich Would Represent the Best Interests of ALL Rockwell Shareholders and Would Bring an Ownership Mentality to the Board

Vote the BLUE Proxy Card Today for Highly Qualified Nominee Mark H. Ravich

JACKSON, MI and ST. LOUIS PARK, MN (May 10, 2017) – Richmond Brothers, Inc., a Michigan-based SEC registered investment advisor and wealth management firm that is the largest beneficial owner of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell” or the “Company”), and Mark H. Ravich, who together with their affiliates beneficially own over 6.1 million shares, or 11.8% of the Company’s outstanding common stock, today commented on Rockwell’s first quarter results announcement.

David S. Richmond, Chairman of Richmond Brothers, Inc., and Mark H. Ravich issued the following statement:

“Unfortunately for shareholders, Rockwell failed to provide any meaningful, substantive updates on yesterday’s earnings call. The sad story of Rockwell’s underperformance remains the same: little revenue, continued losses (in this case, $0.09 per share for the first quarter of 2017), more delays, and no meaningful drug sales. Chairman and CEO Robert Chioini’s optimistic pronouncements and misleading statements should not fool shareholders. In our view, they are nothing more than shallow attempts to mask the Company’s inaction, continued lack of success, and constantly-delayed timelines for key initiatives.

“Disappointingly, when Rob said the following about pursuing transitional add-on pricing for Triferic, he was merely repeating the same tired promises that shareholders have seen before: ‘we are working with all key stakeholders and we feel strongly that our efforts will result in Triferic receiving this proper designation.’ This line is no different from what Rockwell has been telling shareholders quarter after quarter for over the past year.

“We are not sure how Rob can say that Rockwell has ‘done everything right’ with regard to Triferic’s progress, given that it is now two and a half years since its approval and the Company has no material sales to show for it. We suspect that the patients who are still alive and have not been able to be treated by this drug would also disagree with Rob’s statement that Rockwell’s actions have been right for dialysis patients. Furthermore, although Rob implies that we would rather have Rockwell sell Triferic within the bundled price, we have never said that and in fact want nothing more than a meaningful update.

“Tellingly, Rob provided even less detail about Rockwell’s promising Vitamin D drug – only saying ‘Calcitriol manufacture is progressing nicely.’ The reality is that Calcitriol has failed to launch since its initial approval in 2014. It is truly mind-boggling how Rob can characterize that extraordinary delay in a positive manner and, in our view, indicates how Rockwell’s current Board and management is tone-deaf to the concerns of shareholders. The Company’s disregard for the concerns of Rockwell’s true owners is evidenced, in our view, by the fact that Rob took no shareholder questions on yesterday’s earnings call and only took questions from one analyst.

“Rockwell’s continued poor performance and lack of success is yet further evidence that we need change at Rockwell, and we need it now. It is time for shareholders to tell the Company that they will no longer accept the failed execution, extensive delays, underperformance, and disregard for corporate governance that have characterized the Company for far too long.”

VOTE THE BLUE PROXY CARD TO ELECT MARK H. RAVICH TODAY

If you have any questions, or require assistance with your vote, please contact Saratoga Proxy Consulting LLC, toll- free at (888) 368-0379, call direct at (212) 257-1311 or email: info@saratogaproxy.com

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

About Richmond Brothers, Inc.

Richmond Brothers, Inc. is an SEC registered investment advisor and wealth management firm founded in 1994.

About Mark H. Ravich

Mark H. Ravich is a private investor and currently serves as President of Tri-Star Management, Inc., a commercial real estate management and syndication company that he co-founded in 1998.

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